Exhibit 99.1

Randall T. Conte Joins Cole Taylor Bank

As Chief Operating Officer

ROSEMONT, IL - November 19, 2008 - Cole Taylor Bank today announced Randall T. Conte has joined Cole Taylor Bank as an Executive Vice President and Chief Operating Officer. In that role, Mr. Conte will be responsible for bank operations, corporate services, project management, information technology, customer service and the organization's nine banking centers. Mr. Conte will report to Mark A. Hoppe, Cole Taylor's President and Chief Executive Officer.

Mr. Conte was with Chicago's ABN AMRO North America and its LaSalle Bank organization for ten years. During that time, he held a number of senior positions in finance and operations. He most recently was an Executive Vice President and Head of Operations, responsible for LaSalle's retail, consumer, mortgage and virtual banking businesses. Mr. Conte previously held senior positions with SBC Warburg (now UBS) and Arthur Andersen.

"We are very pleased that Randy Conte has chosen to join Cole Taylor Bank," said Bruce W. Taylor, Chairman and Chief Executive Officer of Taylor Capital Group, the parent company of Cole Taylor Bank. "Randy has extensive operations experience in large and highly complex organizations. His track record of helping financial institutions to grow makes him ideally suited to lead Cole Taylor's operations and customer service functions and help us expand the products and services our customers need to succeed."

"Randy brings innovation and strong strategic skills to this critically important part of the bank," said Mark A. Hoppe, Cole Taylor's President and Chief Executive Officer. "He is uniquely gifted at building organizations and best practices that support strong customer service, and that is a perfect match for Cole Taylor."

Mr. Conte added, "I'm delighted to join Cole Taylor at this exciting time. The bank has a strong leadership team, an excellent market position and strong prospects for growth. I look forward to contributing to the bank's success."

About Cole Taylor Bank

Cole Taylor Bank, a subsidiary of Taylor Capital Group, Inc. (NASDAQ: TAYC), specializes in meeting the unique financing, cash management and wealth management needs of the owners of Chicago's closely-held companies. One of Chicago's largest independent banks with more than $4 billion in assets, Cole Taylor Bank has supplied sound financial guidance to Chicago-area businesses for more than 75 years. Cole Taylor Bank is a member of FDIC and an Equal Housing Lender.

Editors/Reporters: Cole Taylor will provide complete Randall Conte bio information upon request.

Media Contact: Ilene Stevens

847.653.7731